Exhibit 16.1


                                                              September 15, 2003


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

RE:      Empiric Energy, Inc.
         Commission File No. 33-77120

We were previously the independent auditor of Empiric Energy, Inc. and we reported on the financial statements of Empiric Energy, Inc. as of and for the years ended December 31, 2002 and 2001. On September 8, 2003 we resigned as the independent auditor. We have read Empiric Energy, Inc.'s statement included under Item 4 of its 8-K dated September 15, 2003 and we agree with such statements.


/s/ Whitley Penn

WHITLEY PENN, formerly
JACKSON & RHODES, P.C.